EXHIBIT 99.1

News Release

First Solar, Inc. Announces Acceleration of Series 6 Solar Module Production to 2018; Restructures Operations; Updates 2016 Guidance & Provides 2017 Guidance

•	Approximately 3 Gigawatts of Series 6 Production Expected in 2019

•	Series 4 Production to be Phased Out; Series 5 Product Cancelled

•	2016 Restructuring and Asset Impairment Charges of $500 to $700 million, Primarily Non-Cash

•	2016 GAAP EPS Guidance Revised to a Loss of ($4.00) to ($2.00)

•	2016 Non-GAAP EPS Guidance Raised by $0.30 to $4.60 to $4.80

•	2017 GAAP EPS Guidance of ($0.10) to $0.45; Non-GAAP EPS of Breakeven to $0.50

•	2017 Operating Cash Guidance of $550 to $650 million; Ending Net Cash of $1.4 to $1.6 billion

TEMPE, Ariz., November 16, 2016 - First Solar, Inc. (Nasdaq: FSLR) today announced an acceleration of Series 6 production into 2018, with approximately 3 Gigawatts of production expected in 2019. Over the course of 2017 and 2018 the Company’s existing production facilities will be converted to Series 6 production and the current Series 4 product will be phased out. As a result of the change in roadmap the Company will cancel its Series 5 product.

“The acceleration of the Series 6 roadmap is an important development for First Solar,” said Mark Widmar, CEO of First Solar. “Following the completion of an internal review process to evaluate the best competitive response to address the current challenging market conditions, we have developed plans that will enable us to more quickly begin production of our Series 6 module. Although the decision to accelerate our Series 6 roadmap requires a restructuring of our current operations, we expect the transition to Series 6 will enable us to maximize the intrinsic cost advantage of CdTe thin-film technology versus crystalline silicon. Recent steep module pricing declines require us to evaluate all components of our cost structure and streamline our business model to best position the Company for long-term success.”

The Company will reduce its workforce at its manufacturing facilities both domestically and internationally as a result of the transition from Series 4 to Series 6 production. Additional reductions in administrative and other staff are also planned.

Resulting from the transition to Series 6 from Series 4 and other competitive factors the Company expects to incur restructuring and asset impairment charges of $500 to $700 million, which includes a cash impact of $70 to $100 million. The charges are anticipated primarily in 2016 and are comprised of the following:

•
$475 to $585 million including asset impairments related to Series 4, Series 5 and stored manufacturing equipment, and charges for cancellation of open purchase orders. The cash impact is anticipated to range from $50 to $70 million.

•	Up to $80 million for a non-cash impairment of goodwill

•	$10 to $15 million in cash severance charges, expected primarily in 2016

•	$15 to $20 million of other charges, expected primarily in 2017

These pre-tax restructuring and asset impairment charges are expected to have an offsetting tax benefit of $50 to $100 million.

In addition to the restructuring and asset impairment charges, the Company also expects to incur $220 to $250 million of tax expense in 2016 associated with the distribution of between $700 and $750 million of cash to the United States from a foreign subsidiary. This distribution will provide liquidity for the restructuring of U.S. operations and Series 6 investment. The cash tax impact related to this transfer is expected to be between $8 and $10 million.

As a result of the restructuring and other related charges the Company has updated 2016 GAAP guidance in the table below. 2016 non-GAAP guidance has also been updated to reflect the sale of the entire remaining interest in the Stateline project and excludes the impact of the current or previously announced restructuring actions.

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2016 Guidance	Prior GAAP	Current GAAP	Prior Non-GAAP	Current Non-GAAP
Net Sales	$2.8B to $2.9B	Unchanged
Gross Margin %	25.5% to 26.0%	Unchanged
Operating Expenses	$480M to $500M	$965M to $1,160M	$375M to $385M	Unchanged
Operating Income (Loss)	$235M to $255M	($445M) to ($210M)	$340M to $370M	Unchanged
Tax (Benefit) Expense[1]	($15M) to ($10M)	$145M to $175M	$30M to $40M	Unchanged
Earnings per Share[2]	$3.75 to $3.90	($4.00) to ($2.00)	$4.30 to $4.50	$4.60 to $4.80
Net Cash Balance[3]	$1.4B to $1.5B	Unchanged
Operating Cash Flow[4]	($100M) to $0M	Unchanged
Capital Expenditures	$225M to $275M	Unchanged
Shipments	2.8GW to 2.9GW	Unchanged

1.	Includes $220 to $250 million of tax expense associated with distribution of cash to the U.S. from a foreign jurisdiction

2.
Includes a gain of approximately $145 million, net of tax, from the expected sale of an equity method investment, our share of 8point3 earnings and a gain in other income of approximately $20 million, net of tax, from the sale of restricted investments in Q1 2016

3.	Defined as cash and marketable securities less expected debt at the end of 2016

4.	Excludes cash from the sale of an equity method investment treated as an investing cash flow

The Company also provided full year 2017 financial guidance. Forecasted net sales for 2017 are $2.5 to $2.6 billion, with solar power systems net sales expected to comprise 70% to 75% of the total net sales and third party module sales the remainder. GAAP earnings per share is forecasted to be between ($0.10) and $0.45, with non-GAAP EPS of breakeven to $0.50 per share. The ending net cash balance is projected in the range of $1.4 to $1.6 billion. Capital expenditures of $525 to $625 million are higher than 2016 expected levels resulting from investment in Series 6 production equipment.

The complete guidance is as follows:

2017 Guidance	GAAP	Non-GAAP
Net Sales	$2.5B to $2.6B
Gross Margin %	12.5% to 14.5%
Operating Expenses	$290M to $305M	$280M to $300M
Operating Income	$30M to $75M	$40M to $80M
Earnings per Share	($0.10) to $0.45	$0.00 to $0.50
Net Cash Balance[1]	$1.4B to $1.6B
Operating Cash Flow	$550M to $650M
Capital Expenditures	$525M to $625M
Shipments	2.4GW to 2.6GW

1.	Cash and marketable securities less expected debt at the end of 2017

For a reconciliation of the non-GAAP measures presented above to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, November 16, 2016 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until November 23, 2016 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 313920. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

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About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from certain module manufacturing changes and associated restructuring activities; our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module efficiency and balance of systems cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; our ability to expand manufacturing capacity worldwide; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "seek," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

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Non-GAAP Financial Measures

In the press release above, we provided non-GAAP guidance for our operating expenses, operating income, effective tax rate and earnings per share for the year ending December 31, 2016 as of the date of this press release (“current non-GAAP 2016 guidance”) and as of the date of the press release announcing our earnings for the quarter ended September 30, 2016 (“prior non-GAAP 2016 guidance”), as well as non-GAAP guidance for our operating expenses, operating income and earnings per share for the year ending December 31, 2017 as of the date of this press release (“non-GAAP 2017 guidance”). We have included these forward-looking non-GAAP financial measures to adjust our GAAP projections of such financial measures for, as applicable (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and the end of our crystalline silicon operations, (ii) additional restructuring activities expected during the remainder of the year, (iii) the reversal of a liability associated with an uncertain tax position related to the income of a foreign subsidiary and (iv) the tax expense associated with the distribution of cash to the United States from a foreign subsidiary. Other GAAP charges, including those related to asset impairments, restructuring programs or litigation, that would be excluded from non-GAAP earnings per share are possible for the periods presented, but such amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are also dependent upon future events and valuations that have not yet occurred or been performed. We believe these forward-looking non-GAAP financial measures, when taken together with our corresponding financial guidance based on GAAP, to be relevant and useful information to our investors because they provide them with additional information in assessing our financial operating results. Our management also uses such non-GAAP guidance in evaluating our operating performance. However, such measures have limitations, including that they exclude the effect of certain changes to our assets and liabilities, certain amounts that we may ultimately have to pay in cash and certain tax impacts. Accordingly, these forward-looking non-GAAP financial measures that exclude the aforementioned items should be considered in addition to, and not as substitutes for or superior to, financial guidance based on GAAP. The following are the reconciliations of our current non-GAAP 2016 guidance, our prior non-GAAP 2016 guidance and our non-GAAP 2017 guidance to the corresponding GAAP guidance as of the applicable date (in millions, except per share amounts):

Reconciliation of Current Non-GAAP 2016 Guidance to Current GAAP 2016 Guidance

	GAAP Guidance	Restructuring Charges[1]	Foreign Tax Benefit[2]	Cash Distribution[3]	Non-GAAP Guidance
Operating Expenses	$1,160 to $965	($785) to ($580)	—	—	$375 to $385
Operating Income (Loss)	($445) to ($210)	$785 to $580	—	—	$340 to $370
Tax Expense[4]	$145 to $175	$100 to $50	$35	($250) to ($220)	$30 to $40
Earnings per Share	($4.00) to ($2.00)	$6.50 to $5.00	($0.30)	$2.40 to $2.10	$4.60 to $4.80

1.
Current and previously announced restructuring actions including: $475 to $585 million of asset impairment charges and charges for cancellation of open purchase orders, up to $80 million for a non-cash impairment of goodwill, $20 to $25 million in cash severance charges, $5 to $10 million of other charges related to restructuring of manufacturing operations, $85 to $90 million of restructuring, asset impairment and related charges associated with the end of our crystalline silicon module production.

2.	Tax benefit in Q3 2016 from the reversal of a liability associated with an uncertain tax position related to the income of a foreign subsidiary

3.	Tax expense associated with the distribution of cash to the United States from a foreign subsidiary

4.	Effective tax rate reconciliation provides the estimated tax benefit associated with restructuring and asset impairment charges and the reversal of an uncertain tax position liability

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Reconciliation of Prior Non-GAAP 2016 Guidance to Prior GAAP 2016 Guidance

	GAAP Guidance	Restructuring Charges[1]	Foreign Tax Benefit[2]	Non-GAAP Guidance
Operating Expenses	$480 to $500	($105 to $115)	—	$375 to $385
Operating Income	$235 to $255	$105 to $115	—	$340 to $370
Effective Tax Rate[3]	(5%) to (3%)	$15 to $20	$35	8% to 10%
Earnings per Share	$3.75 to $3.90	$0.85 to $0.90	($0.30)	$4.30 to $4.50

1.
$90 to $95 million of restructuring, asset impairment and related charges primarily associated with the end of our crystalline silicon module production and $15 to $20 million associated with other actions

2.	Tax benefit in Q3 2016 from the reversal of a liability associated with an uncertain tax position related to the income of a foreign subsidiary

3.	Effective tax rate reconciliation provides the estimated tax benefit associated with restructuring and asset impairment charges and the reversal of an uncertain tax position liability

Reconciliation of Non-GAAP 2017 Guidance to GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$290 to $305	($10) to ($5)	$280 to $300
Operating Income	$30 to $75	$10 to $5	$40 to $80
Earnings per Share	($0.10) to $0.45	$0.10 to $0.05	$0.00 to $0.50

1.	$5 to $10 million of other charges related to restructuring of manufacturing operations

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